EXHIBIT 99.1

PRESS RELEASE                                           3515 SE Lionel Terrace
                                                        Stuart, Fl.34997
                                                        Tel:  772-287-4846
                                                        Fax:  772-781-4778
                                                        www.ultrastrip.com
For Release: November 17, 2003
Contact:  Mickey Donn, Sr. VP of Operations
            772-287-4846 ext. 105 or email, mdonn@ultrastrip.com

ULTRASTRIP AND SHAW-ROBOTIC SIGN EXCLUSIVE NATIONWIDE AGREEMENT


         Stuart, Florida, November 17/PRNewswire/--UltraStrip Systems, Inc. ("UltraStrip") announced that it has awarded Shaw-Robotic Environmental Services, L.L.C. ("Shaw-Robotic"), an affiliate of The Shaw Group Inc. (NYSE) of Baton Rouge, Louisiana, an Exclusive Services Contractor Agreement for North America pursuant to which Shaw-Robotic will be the exclusive contractor for UltraStrip's patented, robotic M3500 water jetting system used for the surface preparation of metal surfaces, such as naval ship repair, storage tanks, and fuel tanks. The Agreement calls for Shaw Robotic to immediately purchase four automated systems. UltraStrip will receive a royalty on all work performed by UltraStrip's robotic equipment. Additional purchases are required to maintain exclusivity and will be necessary as Shaw Robotic expands its operation and secures additional contracting jobs.

           Stephen R. Johnson, President and CEO of UltraStrip Systems, Inc., calls it, "a landmark agreement for UltraStrip." He adds, "We are pleased to enter into the Agreement and believe that our unique, patented automated systems will provide Shaw-Robotic with the highest production coating removal equipment available in the industry. UltraStrip sought a well-capitalized company to pursue the tremendous amount of work that our systems are capable of performing in a cost effective and environmentally friendly manner. Shaw-Robotic is that company and we look forward to working with them. Their resources, presence in the market, and proven abilities to generate work in the public and private sectors, will give them the ability to dominate the coating removal business in the marine and above ground storage tank sectors."

                  George Bevan, Executive Vice President of Shaw Environmental and Infrastructure, Inc., commented, "We are pleased to be the exclusive contractor throughout North America for UltraStrip's M3500 Automated System. We have serviced the marine and upstream, refining and downstream petrochemical industries for more than two years utilizing this technology and have found the M3500 system to deliver the highest quality results. This unique system strengthens our environmental services platform and effectively addresses safety, health, and environmental concerns by eliminating the hazards associated with conventional grit blasting. This allows us to successfully reduce turnaround durations resulting in enhanced project cost efficiencies and execution."

           The Shaw Group Inc. is a leading provider of consulting, engineering, construction, remediation and facilities management services to government and private sector clients in the environmental, infrastructure and homeland security markets. Shaw is also a vertically integrated provider of comprehensive engineering, consulting, procurement, pipe fabrication, construction and maintenance services to the power and process industries worldwide. The Company is headquartered in Baton Rouge, Louisiana and employs approximately 14,800 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. Additional information on The Shaw Group is available at www.shawgrp.com.

         UltraStrip develops and manufactures robotic solutions to environmental problems in the surface preparation and coatings removal industry and has developed portable, self-contained filtration equipment for possible use in homeland security. UltraStrip's patented robotic water jetting systems are designed to provide an environmentally safe coatings removal process in both heavy marine and above ground storage tank applications. The robotic systems represent a significant innovation in the surface preparation of ships and other structures. UltraStrip's patented systems have been used on the USS Eisenhower, a U.S. Navy Nimitz-class aircraft carrier, the USS Cole, the U.S. Navy destroyer attacked in Yemen in October 2000, the USS Doyle, a Navy guided missile destroyer, the USS Shreveport, LPD-17, Carnival and NCL cruise ships, as well as in the Lisnave Ship Yard in Portugal, one of the world's busiest commercial yards for the heavy marine industry. Information on UltraStrip can be obtained through its website www.ultrastrip.com.

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management "believes," "expects," "anticipates," "plans," or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company's web-site under the heading "Forward Looking Statement". These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.



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